UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 17, 2018

Commission File Number	Registrant; State of Incorporation; Address and Telephone Number	IRS Employer Identification No.

1-11459	PPL Corporation (Exact name of Registrant as specified in its charter) (Pennsylvania) Two North Ninth Street Allentown, PA 18101-1179 (610) 774-5151	23-2758192

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Section 7 - Regulation FD

Item 7.01 Regulation FD Disclosure

Analyst and Investor Meetings

Beginning September 17 and throughout the remainder of September 2018, members of PPL Corporation's (the "Company") senior management will be meeting with analysts and investors to discuss the Company's corporate strategy and general business outlook. In addition, on October 2, 2018, members of the Company's senior management will be meeting with investors and analysts and making a presentation at the Wolfe Utility Conference in New York City. At these meetings, the Company is expected to reaffirm its previously announced 2018 earnings forecast of $2.34 to $2.49 per share, reflecting special items recorded through the second quarter of 2018, and ongoing earnings forecast of $2.25 to $2.40 per share, with a midpoint of $2.33 per share. The Company also expects to reaffirm its compound annual earnings per share growth rate of 5% to 6% through 2020, measured against its original 2018 ongoing earnings forecast midpoint of $2.30 per share. A copy of the slides to be used during these meetings will be available beginning on September 17, 2018 on PPL's Internet Web site: www.pplweb.investorroom.com/events.

Partial Equity Forward Settlement

On September 12, 2018, the Company physically settled 20 million of the 63.5 million shares under the forward sale agreements entered into in May 2018, and received proceeds of approximately $520 million. As previously reported, the Company expects to settle the remainder of the forward sale agreements on or prior to November 8, 2019.

As provided in General Instruction B.2 of Form 8-K, the information contained in this Form 8-K shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall any such information be deemed to be incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PPL CORPORATION

By:	/s/ Stephen K. Breininger
Stephen K. Breininger Vice President and Controller

Dated:  September 17, 2018